FOURTH AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

         THIS AMENDMENT made by and between The Phoenix Edge Series Fund, a Massachusetts business trust having a place of business located at 101 Munson Street, Greenfield, Massachusetts (the "Trust") and Phoenix Variable Advisors, Inc., a Delaware corporation having a place of business located at One American Row, Hartford, Connecticut (the "Advisor").

                                    RECITALS

         The Trust and Advisor entered into an Investment Advisory Agreement effective as of December 14, 1999, and amended as of July 5, 2000, September 28, 2000 and October 29, 2001 (collectively, the "Agreement"), pursuant to which the Advisor agreed to provide certain investment advisory and related services to the Trust. Section 2 of the Agreement contemplated that the Advisor would render such investment advisory services to additional series of the Trust pursuant to a duly executed amendment to Schedule A to the Agreement. The Trust now wishes to subject those Additional Series described in Schedule A-4 attached hereto and made a part hereof to the terms and conditions set forth in the Agreement.

         At a meeting held on November 13, 2001, the Trustees of the Trust, including the independent trustees, unanimously approved an Agreement and Plan of Reorganization that would effect the reorganization of the Phoenix-Janus Core Equity Series (formerly known as the "Phoenix-Janus Equity Income Series") into the Phoenix-Janus Growth Series, another series of Trust. At a Special Meeting of Shareholders held on March 18, 2002, the requisite majority of the affected owners of a variable annuity or variable life insurance contract issued by Phoenix Life Insurance Company, or its affiliated insurance companies, approved the Agreement and Plan of Reorganization. Accordingly, on March 22, 2002, all or substantially all of the assets of the Phoenix-Janus Core Equity Series were transferred to the Phoenix-Janus Growth Series in exchange solely for shares of beneficial interest in the Phoenix-Janus Growth Series and the assumption by the Phoenix-Janus Growth Series of all known liabilities of the Phoenix-Janus Core Equity Series. The Trust now wishes to delete all references to the Phoenix-Janus Core Equity Series as being subject to the Agreement.

         In April, 2001, the asset management division of Morgan Stanley Dean Witter & Company and Van Kampen Investments, Inc. underwent a corporate reorganization wherein, among other things, a decision was reached to market third-party advisory arrangements, such as those currently offered to the Trust, under the trade name "Van Kampen". At the request of Morgan Stanley, on May 10, 2002, the Trustees of the Trust unanimously approved the modification of the name of the Phoenix-Morgan Stanley Focus Equity Series to the "Phoenix-Van Kampen Focus Equity Series" effective as of May 1, 2002. The Trust now wishes to amend all references to name of the Phoenix-Morgan Stanley Focus Equity Series so as to reflect the new series name "Phoenix-Van Kampen Focus Equity Series," effective as of May 1, 2002.

         NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the parties do hereby agree to amend the Agreement as follows:

1. Schedule A to the Agreement is hereby amended so as to reflect the inclusion of the Additional Series, as more particularly described in Schedule A-4.

2. Schedule A to the Agreement is hereby amended so as to delete any reference to Phoenix-Janus Core Equity Series (formerly known as the "Phoenix-Janus Equity Income Series"), effective as of March 22, 2002.

3. Schedule A to the Agreement is hereby amended so as to delete any reference to Phoenix-Morgan Stanley Focus Equity Series and replace the name "Phoenix-Van Kampen Focus Equity Series" therefor effective as of May 1, 2002.

4. Section 8 of the Agreement is hereby amended in order to reflect that the Advisor shall be compensated for its services in connection with each Additional Series in accordance with the rates set forth in Schedule A-4.

5. Except as herein above and herein before modified, all other terms and conditions set forth in the Agreement shall be and remain in full force and effect. All initial capitalized terms used herein shall have such meaning as ascribed thereto in the Agreement, as amended.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment through their undersigned duly elected officers as of this the 9th day of August, 2002.

                                 THE PHOENIX EDGE SERIES FUND


                                 By: /s/ Simon Y. Tan
                                     -------------------------------------------
                                 Name:  Simon Y. Tan
                                 Title: President

                                 PHOENIX VARIABLE ADVISORS, INC.


                                 By: /s/ Doreen A. Bonner
                                     -------------------------------------------
                                 Name:  Doreen A. Bonner
                                 Title: Vice President / Compliance Officer

                                  SCHEDULE A-4

Series                                                   Investment Advisory Fee
------                                                   -----------------------
Phoenix-Lord Abbett Large-Cap Value Series                        0.75%
Phoenix-Lord Abbett Mid-Cap Value Series                          0.85%
Phoenix-Lord Abbett Bond-Debenture Series                         0.75%
Phoenix-Lazard International Equity Select Series                 0.90%
Phoenix-Lazard Small-Cap Value Series                             0.90%
Phoenix-Lazard U.S. Multi-Cap Series                              0.80%
Phoenix-State Street Research Small-Cap Growth Series             0.85%